Exhibit 10.1

AMENDMENT NO. 1 OF
AMENDED AND RESTATED LNG SALE AND PURCHASE AGREEMENT
THIS AMENDMENT NO. 1 OF AMENDED AND RESTATED LNG SALE AND PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of May 3, 2019, by and between Sabine Pass Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 700 Milam St., Suite 1900, Houston, TX 77002 (“Seller”), and Cheniere Marketing International LLP, a UK limited liability partnership whose principal place of business is located at Berkeley Square House, Fifth Floor, Berkeley Square, London W1J 6BY, United Kingdom (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.
Recitals

(A)	Seller and Cheniere Marketing, LLC, entered into an LNG Sale and Purchase Agreement dated as of May 14, 2012 (as amended and restated on August 5, 2014, the “Agreement”);

(B)	Buyer assumed all of the rights, obligations and liabilities of Cheniere Marketing, LLC under the Agreement with effect from September 1, 2015;

(C)
Seller and Buyer have agreed to a master LNG sale and purchase agreement dated as of May 12, 2015 (the “Existing MSPA”) that, together with the related confirmations thereunder, documents the terms on which any uncommitted cargoes produced by the Sabine Liquefaction Facility and that are not taken for delivery by Buyer pursuant to the Agreement, may be sold by Seller to Buyer on a profit sharing basis;

(D)	Buyer also markets and sells uncommitted cargoes produced by the Corpus Christi LNG export facility;

(E)	Seller desires to achieve predictable cash-flows by securing additional long-term sales of LNG from the Sabine Liquefaction Facility; and

(F)	Seller and Buyer desire to amend certain terms of the Agreement, including to reflect the above matters, as set forth herein.
It is agreed:

1.	Definitions
Capitalized terms used in or incorporated into this Amendment and not otherwise defined herein have the meanings given to them in the Agreement.

2.	Amendments

2.1	Section 1.1 of the Agreement is amended by inserting the following definitions:

Conflicts Committee:	the conflicts committee of the board of directors of CEGP;

Corpus Christi Liquefaction:	Corpus Christi Liquefaction, LLC and any successor-in-interest;

Existing MSPA:	the master LNG sale and purchase agreement between Buyer and Seller, dated as of May 12, 2015;

First Amendment Date:	May 3, 2019;

IRRA:
the Investors’ and Registration Rights Agreement dated July 31, 2012 among Cheniere Energy, Inc., CEGP, Cheniere Energy Partners, L.P., Cheniere Class B Units Holdings, LLC and any investors party thereto;

Long-Term LNG SPA:	any agreement for the sale and purchase of LNG that Seller has previously entered into or enters into in the future and which has an initial LNG supply period of five (5) or more years;

Short-Term Cargo:
any cargo of LNG that is sourced from the Gulf Coast of the United States of America and sold by Buyer or any of its Affiliates, including those cargoes purchased by Buyer pursuant to this Agreement and the LNG sale and purchase agreement between Buyer and Corpus Christi Liquefaction, LLC dated November 28, 2014, but excluding those cargoes of LNG purchased or sold by Buyer or any of its Affiliates pursuant to any other LNG sale and purchase agreement with an initial contract term of at least ten years.

Train 6 DFCD:	the Subsequent Train DFCD in respect of the sixth (6th) Train;

2.2	Section 3.3 of the Agreement is deleted in its entirety, and the following Section 3.3 is inserted in lieu thereof:

3.3.1
Subject to Section 26.1, and notwithstanding the Discharge Terminal corresponding to any cargo in the ADP or Ninety Day Schedule, Buyer shall be free to (i) sell such LNG free on board at the Sabine Pass Facility or at any other point during a voyage, or at or after the unloading of any LNG purchased hereunder and (ii) transport the LNG to, and market the LNG at, any destination of its choosing, in accordance with the provisions of this Agreement. This Section 3.3.1 is without prejudice to Section 3.3.2.

3.3.2
Buyer will use commercially reasonable efforts to market and sell all Short-Term Cargoes of LNG that it purchases from Seller pursuant to this Agreement or the Existing MSPA after the First Amendment Date on a non-discriminatory basis as compared to all other Short-Term Cargoes, when viewed on an arms-length basis and taking into account all relevant factors applicable to each such LNG cargo.

3.3.3
On a quarterly basis, Buyer will deliver to the board of directors of CEGP a confidential report identifying the information set out in Exhibit F (Sample Report) in respect of each Short-Term Cargo delivered to Buyer or its Affiliate (as applicable) during the preceding calendar quarter; provided, however, that such report will instead be delivered by Buyer to the Conflicts Committee during the following periods: (i) from and after the end of the Investor Approval Period (as defined in the IRRA) and (ii) during any period where any non-Cheniere member of the board of directors of CEGP or one or more members of the Investors Group (as defined in the IRRA) has a conflict of interest due to its participation in or association with an LNG facility located in the United States of America or a business engaged in the marketing or trading of waterborne LNG, in each case other than that of Cheniere Energy, Inc., as determined by the Conflicts Committee.

3.3.4	Section 3.3.2 shall apply until the latest to occur of:
(a)    Train 6 DFCD,

(b)	the end of the Investor Approval Period (as defined in the IRRA) without regard to clause (ii) of the definition thereof, and

(c)	the date upon which Seller has entered into Long-Term LNG SPAs for the aggregate sale of one billion two hundred thirty-five million (1,235,000,000) MMBtu per annum of LNG, at which time the provisions of Section 3.3.2 shall immediately cease to be of any further force or effect and this Agreement shall thereafter be read as if Section 3.3.2 has been deleted in its entirety.

2.3	Section 5.1.7 of the Agreement is deleted in its entirety, together with all references to that Section 5.1.7 in the Agreement.

2.4	Section 5.4 of the Agreement is amended by inserting the following sentence at the end of the existing provision:

Any cargo cancelled pursuant to this Agreement (other than due to a Force Majeure event) and any cargo rejected or deemed to have been rejected by Buyer pursuant to Section 5.1.3, shall be offered for sale by Seller to Buyer under this Agreement at a contract price approved by the special committee established by the board of directors of CEGP under the Third Amended and Restated Limited Liability Company Agreement of CEGP, such contract price to be calculated as set out in Exhibit E (Profit Share Calculation). The special committee shall act in good faith when considering such approval (with such approval not to be unreasonably withheld, subject to applicable fiduciary duties). If Buyer accepts such offer, the relevant cargo shall be treated as if it had never been cancelled or rejected (as applicable) by Buyer pursuant to this Agreement and shall be designated as a Relevant Cargo for purposes of Exhibit E (Profit Share Calculation).

2.5	Exhibits in the form set out as Annex A and Annex B to this Amendment are inserted as a new Exhibit E (Profit Share Calculation) and a new Exhibit F (Sample Report) to the Agreement.

2.6	All provisions of the Agreement not specifically amended hereby shall remain in full force and effect.

3.	Miscellaneous

3.1
Dispute Resolution; Immunity. The provisions of Section 21.1 (Dispute Resolution) and Section 21.4 (Immunity) of the Agreement shall apply in this Amendment as if incorporated herein mutatis mutandis on the basis that references therein to the Agreement are to this Amendment.

3.2
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

3.3
Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the Parties and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter thereof.

3.4
Amendments and Waiver. This Amendment may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to the Agreement. A Party shall not be deemed to have waived any right or remedy under this Amendment by reason of such Party’s failure to enforce such right or remedy.

3.5
Counterparts. This Amendment may be executed in two counterparts and each such counterpart shall be deemed an original Amendment for all purposes, provided that neither Party shall be bound to this Amendment unless and until both Parties have executed a counterpart.

3.6
No Partnership. Parties are each independent of the other and nothing in this Amendment is intended, or shall be deemed, to create a partnership or joint venture of the Parties. Nothing herein shall be interpreted to create a principal-agent relationship between the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

SELLER:	BUYER:

SABINE PASS LIQUEFACTION, LLC	CHENIERE MARKETING INTERNATIONAL LLP

By: CHENIERE MARKETING, LLC
its managing member

/s/ Michael Wortley	/s/ Anatol Feygin
Name: Michael Wortley	Name: Anatol Feygin
Title: Chief Financial Officer	Title: Executive Vice President and Chief Commercial Officer

Annex A

EXHIBIT E

PROFIT SHARE CALCULATION

The price applicable to each Relevant Cargo offered for sale by Seller to Buyer under this Agreement shall be equal to the sum of the CSP and FPC; provided that, notwithstanding Section 9.2, the FPC applicable to each Relevant Cargo shall equal eighty percent (80%) of the “netback to Buyer” for such Relevant Cargo. The “netback to Buyer” shall equal the sales price to be received by Buyer for its corresponding sale of the Relevant Cargo minus the estimated transportation and other costs to be incurred by Buyer in respect of such Relevant Cargo, if any, minus one hundred fifteen percent (115%) of HH.

“Relevant Cargo” means each cargo that is designated as a Relevant Cargo pursuant to Section 5.4.

Annex B

EXHIBIT F

SAMPLE REPORT

CONFIDENTIAL INFORMATION OF CHENIERE ENERGY, INC.

	Cargo Number	Loading Port	Delivery Mode (FOB/DES)	Loading Window / Loading Date	Anticipated Unloading Port	Purchase Price*		Estimated Total Shipping Cost ($/MMBtu)	Estimated Total Cost (Shipping, Hedge, etc.) ($/MMBtu)
						115% HH ($/MMBtu)	$X / MMBtu
Quarter 1 2019	1
	2
	3
	4
	5
	6
	7
	8
	9
	10

*Netback of final sales price less estimated shipping and other costs and after 80/20 split.